UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2015, the registrant executed the Eleventh Amendment to Master Loan Agreement with Home Federal Savings Bank (the "Amendment"). The purpose of the Amendment was to allow the registrant to pay distributions to its members up to the greater of 40% of the registrant's taxable income or 75% of the registrant's net income.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 21, 2015, Steven Core replaced Patrick Boyle as the registrant's president and Chief Executive Officer. Mr. Core also serves as chairman of the registrant's board of directors. Mr. Boyle continues to serve on the registrant's board of directors.

Mr. Core is 65 and is recently retired from Fagen, Inc. Mr. Core served as a Project Developer for Fagen, Inc. In the last five years, Mr. Core has served on the board of directors of Golden Grain Energy, LLC, Little Sioux Corn Processors, LLC, Heron Lake BioEnergy, LLC and Granite Falls Energy, LLC, each of which were publicly reporting companies within the last five years. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC, Husker Ag, LLC, CORN, LP and Little Sioux Corn Processors, LLC. Mr. Core will serve as chairman of the board of directors, president and CEO at the pleasure of the board of directors or until his earlier resignation, death or removal. Mr. Core's compensation as president and CEO is related to his service on the registrant's board of directors. Mr. Core also provides consulting services to the registrant related to an independent contractor agreement he executed with the registrant prior to the time when he was elected to the registrant's board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: May 28, 2015	/s/ David Finke
David Finke
Chief Financial Officer